Exhibit 10.3

OFFICE LEASE
UNITED WESTERN FINANCIAL CENTER
700 17TH STREET
DENVER, COLORADO

700 17TH STREET OPERATING LLC,
a Delaware limited liability company
as LANDLORD

and

UNITED WESTERN BANK,
a federally chartered savings bank
as TENANT

____________

EXHIBIT A-	LEGAL DESCRIPTION
EXHIBIT B-	FLOOR PLAN
EXHIBIT C-	RULES AND REGULATIONS
EXHIBIT D-	DELETED
EXHIBIT F-	ANNUAL ASBESTOS NOTICE
EXHIBIT G-	ASBESTOS NOTIFICATION AND DISTURBANCE AGREEMENT
EXTENSION OPTION RIDER

(i)

OFFICE LEASE

THIS LEASE made and entered as of the 1st day of October, 2006 by and between 700 17TH STREET OPERATING LLC, a Colorado limited liability company doing business in Colorado as 700 17th Street Colorado Operating Company (hereinafter referred to as "Landlord"), and UNITED WESTERN BANK, a federally chartered savings bank (hereinafter referred to as "Tenant").

For and in consideration of the rental and of the covenants and agreements hereinafter set forth to be kept and performed by Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the leased premises herein described for the Lease Term, at the rental and subject to and upon all of the terms, covenants and agreements hereinafter set forth.

1. LEASED PREMISES.

1.1. Grant of Leased Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord those certain premises set forth in Section 6.1 of the Summary (hereinafter referred to as the "Leased Premises"), which Leased Premises are located in the multi-story commercial office building described in Section 6.2 of the Summary (hereinafter referred to as the "Building"). The Building, any outside plaza areas, land and other improvements surrounding the Building, the Common Areas, as defined below, and the land upon which any of the foregoing are situated are sometimes collectively referred to herein as the "Real Property." The legal description of land comprising the Real Property is set forth in the attached Exhibit A. A floor plan showing the size and location of the Leased Premises within the Building is set forth in the attached Exhibit B. Tenant's use and occupancy of the Leased Premises shall include the use, in common with others, of the Common Areas as hereinafter described, but excepting therefrom and reserving unto Landlord the exterior faces of all exterior walls of the Building, the roof and the right to install, use and maintain where necessary in the Leased Premises all pipes, ductwork, conduits and utility lines through hung ceiling space, partitions, beneath the floor or through other parts of the Leased Premises; provided such installation, use and maintenance do not unreasonably interfere with the use and occupancy of the Leased Premises by Tenant or diminish Tenant's access to the Leased Premises.

1.2. Rentable Area. Landlord and Tenant hereby confirm and stipulate that the number of square feet of "Rentable Area" contained in the Leased Premises initially leased by Tenant pursuant to this Lease (i) is as set forth in Section 6.1 of the Summary, (ii) has been calculated in accordance with Landlord's standard rentable area measurement standards used for the Building, and (iii) is not subject to remeasurement, adjustment or modification, and accordingly, there shall be no modification or adjustment of the Base Rent, Tenant's Share of Operating Expenses, the Tenant Improvement Allowance (if any) or any other dollar amounts set forth in this Lease which are based upon any such square footage amount.

1.3. Construction by Landlord. Tenant shall occupy the Leased Premises in its current "AS IS" condition without any obligation on Landlord's part to contract or pay for any tenant improvements or refurbishment work in the Leased Premises, and Tenant shall be solely responsible, at its sole cost and expense, for constructing any and all alterations and refurbishment work for the Leased Premises pursuant to and in accordance with the provisions of Article 9 below.

2. TERM.

2.1. Basic Term. The term of this Lease ("Lease Term") shall be as set forth in Section 7.1 of the Summary and shall commence on the date ("Commencement Date") set forth in Section 7.2 of the Summary, and shall terminate on the date (the "Expiration Date") set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided, or extended in accordance with the Extension Option Rider attached as Exhibit H.

2.2 Termination Option. Tenant shall have the option to terminate this Lease or any contiguous space in the Lease (such contiguous space shall include a Suite or a contiguous floor plan of the Lease, such as the Bank lobby and the mezzanine space collectively) at any time after the 24th month of the initial Lease Term (the “Termination Option”) by paying a Termination Fee determined by the following formula:

The net present value of all future rentals contracted to be paid over the unexpired term of the Lease Agreement discounted at an interest rate per annum equal to the Treasury Constant Maturity Yield Index published during the second full week preceding the Termination Date for instruments having a maturity coterminous with the remaining term of the Lease. "Treasury Constant Maturity Yield Index" shall mean the average yield for "This Week" as reported by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519).   If there is no Treasury Constant Maturity Yield Index for instruments having a maturity coterminous with the remaining term of this Note, then the index shall be equal to the weighted average yield to maturity of the Treasury Constant Maturity Yield Indices with maturities next longer and shorter than such remaining average life to maturity, calculated by averaging (rounded upward to the nearest 1/8 of 1% per annum) the yields of the relevant Treasury Constant Maturity Yield Indices (rounded upward to the nearest 1/8 of 1% per annum).  In the event that there is no Treasury Constant Maturity Index available, Landlord and Tenant shall mutually agree upon a reasonable alternate index.

Tenant is required to provide six months’ advance written notice to Landlord of any Termination Option. The Termination Fee shall be payable on or before the stated effective date of the termination of the Leased Premises. In the event that Tenant exercises its Termination Option with respect to only a portion of the Lease Premises as allowed herein, then the Landlord and Tenant agree to execute an amendment to this Lease confirming the effect of the space reduction.

3. RENT.

3.1. Base Rent. Tenant agrees to pay Landlord, promptly when due, without notice or demand and without deduction or set-off of any amount for any reason whatsoever, as "Base Rent" for the Leased Premises, the annual amounts set forth in Section 8 of the Summary, which shall be payable in the monthly installment amounts set forth in Section 8 of the Summary. Said monthly installments of Base Rent shall be payable in advance on the first (1st) day of each calendar month during the Lease Term, except that the Base Rent for the first (1st) full calendar month of the Lease Term shall be paid at the time of Tenant's execution of this Lease.

3.2. Adjustment of Rent on Commencement or Expiration. In the event the Lease Term commences or expires on a day other than the first (1st) day of a calendar month, Tenant shall pay to Landlord on the first (1st) day of the Lease Term, or on the first (1st) day of the month in which the Lease Term expires, a sum determined by multiplying one-thirtieth (1/30th) of the monthly installment of Base Rent by the number of days in the first (1st) or last calendar month of the Lease Term.

3.3. Operating Expenses. In addition to paying the Base Rent specified in Section 3.1 above, Tenant agrees to pay Landlord as additional rent "Tenant's Share" of "Operating Expenses", as those terms are defined in Sections 6.1 and 6.2 below, which are in excess of the Operating Expenses for the "Base Year", as such term is defined in Section 6.2 below.

3.4. Place of Payment. Base Rent, Tenant's Share of Operating Expenses and all other sums or charges required by this Lease to be paid by Tenant to Landlord, all of which are herein sometimes collectively referred to as "Rent," shall be paid at the office of Landlord as set forth herein, or at such other place as Landlord may from time to time designate, in lawful money of the United States.

3.5. Right of First Refusal. During the Lease Term, Tenant may at any time propose to lease any or all space within the Building which is available for lease, and Landlord shall negotiate with Tenant in good faith to agree upon terms within twenty (20) days after Landlord or its agent receives such a written lease proposal from Tenant. Landlord shall notify Tenant of the availability of any space in the Building upon the termination of a lease in the Building or upon notice by any tenant of their election not to exercise (i) any right of first refusal or (ii) option rights with respect to their lease. Tenant acknowledges that any space which is subject to any expansion, first refusal and similar rights currently set forth in any lease for space in the Building which has been executed as of the date of execution of this Lease (collectively, the "Superior Rights") shall not be considered "available for lease" for purposes of this section 3.5. In addition, if Landlord receives a bona fide offer from an independent third party to lease any specific space in the Building which is available for lease, Tenant shall have a right of refusal as set forth below regarding such space (the "First Refusal Space").

3.5.1. Term of First Refusal. Landlord shall give Tenant written notice (the "First Refusal Notice") of the location of the First Refusal Space and a summary of the terms of the third party lease proposal, including without limitation (i) the projected commencement date thereof, (ii) a schedule of construction of tenant improvements for the First Refusal Space, if any, (iii) the Base Rent payable for the First Refusal Space, (iv) any tenant improvement allowance for the First Refusal Space and (v) the term of the lease for the First Refusal Space

3.5.2. Procedure for Acceptance. On or before the date which is ten (10) days after Tenant's receipt of Landlord's First Refusal Notice (the "Election Date"), Tenant shall deliver written notice to Landlord ("Tenant's Election Notice") pursuant to which Tenant shall have the right to elect either to: (i) lease the First Refusal Space described in the First Refusal Notice upon the terms set forth in the First Refusal Notice; or (ii) decline to lease such First Refusal Space identified in the First Refusal Notice. If Tenant does not respond in writing to Landlord's First Refusal Notice by the Election Date, Tenant shall be deemed to have elected not to lease the First Refusal Space.

3.5.3  Execution of Lease. If Tenant leases any portion of the First Refusal Space, Tenant’s Election Notice shall specifically state that in consideration of Landlord’s agreement to cease offering such space to third parties. Tenant agrees to execute a new lease in substantially the form of this Lease incorporating the terms of Landlord’s First Refusal Notice within thirty (30) days after the date of Tenant’s Election Notice. In the event Tenant does not sign a new lease within the time permitted, and such delay is not caused by Landlord, Tenant immediately shall pay to Landlord as liquidated damages an amount equal to six months rent for the First Refusal Space at the rate stated in the First Refusal Notice, the Right of First Refusal for the applicable First Refusal Space shall terminate and Landlord may proceed to market and lease such space to any third party free of any rights of Tenant. However, if Landlord and Tenant (or an affiliate) within six months thereafter voluntarily enter into a lease of such space, the unamortized portion of such termination fee (based on the number of days remaining in such six-month period on the date such lease is executed) shall be credited against the rent payable under such lease.

4. INTENTIONALLY OMITTED.

5. USE.

5.1. Permitted Use. Tenant shall use the Leased Premises solely for general office use and uses incidental thereto, consistent with the character of the Building as a first-class office building, and shall not permit the Leased Premises to be used for any other purpose.

5.2. Compliance with Laws. Tenant shall, at its sole cost and expense, promptly comply with all applicable laws, statutes, ordinances, rules, regulations, orders and requirements, and all recorded covenants, conditions and restrictions in effect during the Lease Term or any part of the Lease Term hereof, regulating Tenant's particular use or occupancy of the Leased Premises or imposing any duty on Landlord or Tenant with regard thereto or with regard to alteration thereof, including the requirements of federal, state, county and municipal authorities now in force or which may hereinafter be in force. Notwithstanding the foregoing, or any provision of this Lease to the contrary, Landlord shall be responsible for compliance with all laws, statutes, ordinances, rules, regulations, orders, and requirements of general application to the Building. Tenant shall not use or permit the use of the Leased Premises in any manner which may tend to create waste or a nuisance; nor which may obstruct or interfere with the rights of other tenants of the Building or injure them.

5.3. Insurance Cancellation. Tenant shall not do or permit anything to be done on or about the Leased Premises, other than the Permitted Uses, which may in any way increase the existing rate of any insurance policy covering the Building or Real Property or any of its contents or cause cancellation of any such insurance policy.

5.4. Landlord's Rules and Regulations. Tenant shall observe and comply with the Building Rules and Regulations which are in effect on the date hereof, as set forth in the attached Exhibit C, and upon thirty (30) days prior written notice to Tenant, such reasonable amendments and additions thereto as Landlord may from time to time promulgate and enforce on a non-discriminatory basis. Landlord shall not be responsible to Tenant for the non-performance of said rules and regulations by any other tenants of the Building but shall enforce the rules and regulations only in a uniform and non-discriminatory manner.

5.5. Hazardous Materials. Tenant shall not use or allow another person or entity to use any part of the Leased Premises for the storage, use, treatment, manufacture or sale of "Hazardous Material," as that term is defined herein. As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Building is located or the United States Government, including, without limitation, any material or substance which is (i) defined or listed as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "hazardous substance" or "hazardous material" under any applicable federal, state or local law or administrative code promulgated thereunder, (ii) petroleum, or (iii) asbestos. Hazardous Material shall not include copier toner or normal cleaning supplies. Tenant shall notify Landlord immediately after Tenant becomes aware of the release of any Hazardous Material in, on or about the Real Property. In addition, Tenant agrees to indemnify, defend, protect and hold Landlord harmless from and against any and all claims, actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys' fees and expenses, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature, that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises or Real Property or any portion thereof, caused by Tenant, its assignees or subtenants and/or their respective agents, employees, contractors, licensees or invitees. In addition, Landlord agrees to indemnify, defend, protect and hold Tenant harmless from and against any and all claims, actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys' fees and expenses, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature, that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises or Real Property or any portion thereof, caused by Landlord or its agents, employees or contractors.

6. OPERATING EXPENSES.

6.1. Tenant's Obligations. In addition to the Base Rent provided hereinabove, Tenant shall pay to Landlord Tenant's Share of Operating Expenses, which are in excess of Tenant's Share of the Operating Expenses for the Base Year, incurred by Landlord on account of operation and maintenance of the Building and Real Property during the Lease Term. For purposes hereof, "Tenant's Share" shall mean the percentage set forth in Section 10 of the Summary which was calculated by dividing the Rentable Area of the Leased Premises set forth in Section 6.1 of the Summary, by the total Rentable Area within the Building set forth in Section 10 of the Summary.

6.2. Definitions.

6.2.1. "Base Year" shall mean the calendar year set forth in Section 11 of the Summary.

6.2.2. "Expense Year" shall mean each calendar year during the Lease Term (or partial calendar year if the Lease Term commences or ends on other than the first or last day of a calendar year).

6.2.3. "Operating Expenses," for purposes hereof, are intended to be inclusive of all costs of operating and maintaining the Building and the Real Property, except franchise, estate, inheritance, net income, gift, corporate and excess profit taxes of Landlord, interest on and capital retirement of Landlord's mortgage loans, and costs charged by Landlord directly to specific tenants (including any utilities separately metered and charged to specific tenants). Landlord agrees to make reasonable efforts to minimize operating costs insofar as such efforts are not inconsistent with Landlord's intent to operate and maintain the Building in the first-class manner. Operating Expenses may include, but shall not be limited to the following:

6.2.3.1. "Tax Expenses," which for purposes hereof shall mean, collectively, any and all general and special taxes and impositions of every kind and nature whatsoever levied, assessed, or imposed upon, or with respect to the Building and Real Property, any leasehold improvements, fixtures, installations, additions, and equipment, whether owned by Landlord or Tenant (but only to the extent not separately paid by Tenant), or either because of or in connection with Landlord's ownership, transfer, leasing and operation of the Building and Real Property, including, without limitation, real estate taxes, personal property taxes, sewer rents, water rents, general or special assessments, duties or levies charged or levied upon or assessed against the Building and Real Property and related personal property, transit taxes, all costs and expenses (including legal fees and court costs) charged for the protest or reduction of property taxes or assessments in connection with the Building and Real Property, or any tax or excise on rent or any other tax (however described) on account of rental received for use and occupancy of any or all of the Building or Real Property (except Landlord's net income taxes), whether any such taxes are imposed by the United States, the State of Colorado, the County of Denver, or any local governmental municipality, authority, or agency or any political subdivision of any thereof.

6.2.3.2. All costs and expenses to Landlord in maintaining fire and extended coverage insurance, property damage, liability and rent loss insurance and any other insurance maintained by Landlord covering the use and operation of the Building, Common Areas, and Real Property which is customary in comparable buildings in the area or which is reasonably deemed prudent by Landlord.

6.2.3.3. All costs and expenses of repairing, operating and maintaining the heating, ventilating and air conditioning system for the Building, including the cost of all utilities required in the operation thereof, except those paid directly by tenants of the Building and including the cost of replacements of equipment (amortized over the useful life thereof) used in connection with such repair and maintenance work and all costs and expenses incurred in making alterations or additions to the heating, ventilating and air conditioning system in order to comply with governmental rules, regulations and statutes.

6.2.3.4. The costs of capital improvements and structural repairs and replacements made in or to the Building in order to conform to changes subsequent to the Commencement Date in any applicable laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building (herein "Required Capital Improvements") and the costs of any capital improvements and structural repairs and replacements designed primarily to reduce Operating Expenses or to reduce the rate of increase in Operating Expenses (herein "Cost Savings Improvements"). The expenditures for Required Capital Improvements and Cost Savings Improvements shall be reimbursed to Landlord in equal installments over the useful life of such capital improvement or structural repair or replacement (as reasonably determined by Landlord) together with interest on the balance of the unreimbursed expenditure at a rate equal to the floating commercial loan rate announced from time to time by US Bank, a national banking association, or its successor, as its prime rate, plus 2% per annum (the "Interest Rate") which is in effect on the date the expenditure was incurred by Landlord.

6.2.3.5. All costs and expenses incurred by Landlord in providing standard services and utilities to tenants of the Building, including office janitorial services, window washing and utilities not separately metered and not charged by Landlord directly to specific tenants; together with the cost of replacement of building standard electric light bulbs and fluorescent tubes and ballasts, which Landlord shall have the exclusive right to provide and install.

6.2.3.6. All costs and expenses incurred by Landlord in operating, managing, repairing and maintaining the Building and Real Property, including all sums expended in connection with the Common Areas for general maintenance and repairs, resurfacing, painting, restriping, cleaning, sweeping and janitorial services, window washing, maintenance and repair of elevators, stairways, sidewalks, curbs and Building signs, sprinkler systems, planting and landscaping, lighting and other utilities, maintenance and repair of any fire protection systems, automatic sprinkler systems, lighting systems, emergency back-up utility systems, storm drainage systems and any other utility systems, personnel to implement such services and to police the Common Areas, rental and/or depreciation of machinery and equipment used in such maintenance and services, police and fire protection services, trash removal services, all costs and expenses pertaining to snow and ice removal, security systems, utilities, premiums and other costs for workers' compensation insurance, wages, withholding taxes, social security taxes, personal property taxes, fees for required licenses and permits, supplies, and charges for management of the Building and Common Areas. Costs and expenses incurred by Landlord in operating, managing, repairing and maintaining the Building and Real Property which are incurred exclusively for the benefit of specific tenants of the Building will be billed accordingly and will not be included within the general Operating Expenses.

6.2.3.7. In the Base Year, if the Building is not ninety-five percent (95%) occupied during all or a portion of any said year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof. Landlord shall have the right, from time to time, acting in a commercially reasonable manner to equitably allocate some or all of the Operating Expenses among different tenants of the Building, including, but not limited to, between the office and retail space tenants of the Building.

6.2.3.8. Notwithstanding any provision to this Lease to the contrary, Operating Expenses shall expressly exclude (i) management fees in excess of the then current market rates; (ii) costs for acquiring sculptures, paintings, or other objects of art; (iii) wages, salaries, and compensation of employees who work at the Building above the level of Building Manager; (iv) mortgage principal or interest; (v) capital improvements for which are required to be made to the Premises by Tenant or to any other premises located in the Building by the tenant thereof pursuant to the provisions of its lease; (vi) depreciation on the Building or any portion thereof; (vii) cost of improvements made by or for tenants of the Building; (viii) finders fees and real estate broker commissions; (ix) capital items other than those referred to in Section 6.2 above; (x) costs arising out of Landlord’s provision of services and utilities to Tenant or other tenants of the building outside regular business hours or in amounts exceeding those required for general office purpose for which Landlord receives direct reimbursement from Tenant or such other tenants; (xi) legal, consulting or accounting fees or expenses attributable to leasing space within the Building, the collection or enforcement of leases of space within the Building, sale or financing of the Building or any part thereof, or for any other purposes except as reasonably necessary in connection with the day-to-day operation of the Building (exclusive of fees incurred in connection with leasing and enforcing leases of space in the Building); (xii) any costs for goods and/or services representing an amount paid to any person, firm, corporation or other entity related to Landlord (or any partner thereof) which is in excess of the reasonable fair market value of such goods and/or services, if said goods and/or services had been rendered by an unrelated third party; (xiii) the cost of installing, operating, and maintaining any specialty services operated by Landlord, such as an athletic club or luncheon club; (xiv) any items for which Landlord is reimbursed by or from any insurance, warranty claims, or other sources, or is otherwise compensate by any third party including any other tenants of the Building (Landlord will use reasonable efforts to collect such compensation or reimbursement, and any Operating Expenses paid by Tenant in the calendar year in which the event giving rise to such compensation or reimbursement occurred will be readjusted in the event that any such compensation or reimbursement is received by Landlord after the end of such calendar year); (xv) any and all costs arising from the presence of Hazardous Materials in, on or about the Building, including, without limitation, Hazardous Materials in the ground water or soil, not placed in the Leased Premises or Building by Tenant or any of Tenant’s agents or employees; (xvi) Landlord’s general corporate overhead and general administrative expenses and costs associated with the operation of the business of the entity which constitutes the Landlord as distinguished from the costs of operation of the Building; (xvii) overtime expense, late fees, penalties, interest, or other expenses incurred by Landlord in curing any default hereunder or otherwise arising from any failure by Landlord to perform any obligation to be performed by or at the expense of Landlord under this Lease or otherwise; any fines, penalties, late payment charges, interest and any other costs due to the violation of Landlord or any tenant of the terms and conditions of any lease of space in the Building; and any costs necessitated by or resulting from the gross negligence or willful misconduct of Landlord; and (xviii) ground lease rents or any other financing expenditure.

6.3. Calculation and Payment of Operating Expenses.

6.3.1. Calculation of Excess and Underage. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Operating Expenses for such Expense Year exceeds Tenant's Share of Operating Expenses for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 6.3.2, below, as additional rent, an amount equal to the excess (the "Excess").

6.3.2. Statement of Actual Operating Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the first (1st) day of April following the end of each Expense Year, a statement (the "Statement") which shall state the Operating Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, within twenty (20) days after receipt of said Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess (as defined in Section 6.3.3 below). If any Statement reflects that Tenant has overpaid Tenant's Share of Operating Expenses for such Expense Year, Landlord shall remit to Tenant with such applicable Statement the amount of the overpayment. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 6. Even though the Lease Term has expired and Tenant has vacated the Leased Premises, when the final determination is made of Tenant's Share of the Operating Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 6.3.1 of this Lease. The provisions of this Section 6.3.2 shall survive the expiration or earlier termination of the Lease Term.

6.3.3. Statement of Estimated Operating Expenses. In addition, Landlord shall endeavor to give Tenant prior to the start of each Expense Year a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Operating Expenses for such Expense Year shall be and the estimated Excess (the "Estimated Excess") as calculated by comparing Tenant's Share of Operating Expenses, which shall be based upon the Estimate, to Tenant's Share of Operating Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 6. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 6.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord.

6.3.4. Audit of Operating Expenses. Tenant will have a period of 90 days after Tenant’s receipt of a Statement (the “Review Period”) to review or cause to be reviewed Landlord’s records of Operating Expenses at Tenant’s sole cost and expense and upon reasonable prior notice at the place (in the City and County of Denver, Colorado) Landlord normally maintains such records during Landlord’s normal business hours. If Tenant does not, based on such review, object to such Statement before the expiration of the applicable Review Period, then Tenant will be deemed to have waived any such right to object to or challenge such Statement. If timely objection is made by Tenant under this Section 6.3.4., Landlord and Tenant shall use reasonable good faith efforts to resolve any such objection within forty-five (45) calendar days after the date on which the notice of objection was given by Tenant. If Landlord and Tenant are unable to resolve such objection within such 45-day period, Landlord and Tenant shall select a mutually acceptable independent certified property manager who has experience in these matters (the “Property Manager”) to resolve such dispute. If Landlord and Tenant fail to agree on a Property Manager, each party shall identify its own independent certified property manager and those two property managers shall identify the Property Manager. The Property Manager shall make his determination in a manner consistent with this Lease and after taking into account the quality and manner of the operation of the Building. The Property Manager shall make his decision as to each item in dispute and give written notice of his decision to Landlord and Tenant within thirty (30) calendar days after his appointment. The determination made as to any items in accordance with the foregoing procedures shall be final and binding on both Landlord and Tenant as to such items. Any adjustment required to be made to any previous payment made by Tenant by reason of such decision shall be made by Tenant or Landlord within ten (10) business days after notice of the final decision has been given to Landlord and Tenant. The parties shall bear their own expenses regarding any audit of Operating Expenses. Landlord will bear the cost of the Property Manager if it is determined that Landlord has overstated Tenant’s Share of Operating Expenses for the applicable calendar year by more than $0.05 per square foot of Rentable Area of the Leased Premises, so long as the Tenant’s auditor bills on an hourly rate and does not perform the review of the Landlord’s records on a contingency basis; and Tenant will bear the cost of the Property Manager in all other events. Following the resolution of any objection raised by Tenant pursuant to the terms and procedures set forth in this Section 6.3.4, any and all subsequent calculations and billings relating to matters which are similar to the matters that were the subject of such objection shall be determined in a manner which is consistent with the resolution of the initial objection.

7. UTILITIES AND SERVICES.

7.1. Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

7.1.1. Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Leased Premises, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m., and on Saturday during the period from 7:00 a.m. to 1:00 p.m., except for the date of observation of New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (collectively, the "Holidays").

7.1.2. Landlord shall provide adequate electrical wiring and facilities and power for normal general office use for Building standard lighting and standard office equipment, as determined by Landlord. Tenant shall bear the cost of replacement of non-Building standard lamps, starters and ballasts for lighting fixtures within the Leased Premises.

7.1.3. Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

7.1.4. Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Leased Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.

7.1.5. Except when repairs or inspections are being made thereto, and subject to such rules and regulations as established by Landlord from time to time, Landlord shall provide nonexclusive automatic passenger elevator service for use by Tenant, its customers and employees at all times.

7.2. Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Leased Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Leased Premises by Landlord pursuant to the terms of Section 7.1 of this Lease.

7.3. Additional Services. Landlord shall also have the right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, non-Building standard lamp replacement, additional janitorial service and additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services. Charges for any service for which Tenant is required to pay from time to time hereunder, shall be deemed additional rent hereunder and shall be billed on a monthly basis.

7.4. Interruption of Services. Landlord shall not be liable for any damage, loss or expense incurred by Tenant by reason of any interruption or failure of the utilities and services. Landlord may, with notice to Tenant, or without notice in case of emergency, cut off and discontinue utilities and service when such discontinuance is necessary in order to make repairs or alterations. No such action shall be construed as an eviction or disturbance of possession by Landlord or relieve Tenant from paying Rent or performing any of its obligations under this Lease.

8. MAINTENANCE AND REPAIRS.

8.1. Tenant's Repairs. Subject to Landlord's repair obligations in Section 8.2 below, and subject to Section 22.18 below, Tenant shall, at Tenant's own expense, keep the Leased Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant's own expense but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Leased Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Leased Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Leased Premises or at the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.

8.2. Landlord's Repairs. Anything contained in Section 8.1 above to the contrary notwithstanding, Landlord shall repair and maintain the structural portions of the Building, including the basic plumbing, heating, ventilating, air conditioning and electrical systems installed or furnished by Landlord (but not including any non-base building facilities installed by or on behalf of Tenant); provided, however, to the extent such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as additional rent, the reasonable cost of such maintenance and repairs. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Leased Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases any right to make repairs at Landlord's expense under any law, statute or ordinance now or hereafter in effect.

8.3. Notification to Landlord. Tenant agrees to promptly notify Landlord or its representative of any accidents or defects in the Building of which Tenant becomes aware, including defects in pipes, electrical wiring and HVAC equipment. In addition, Tenant shall provide Landlord with prompt notification of any matter or condition which may cause injury or damage to the Building or any person or property therein.

8.4. Condition Upon Expiration of Lease. Upon the expiration of the Lease Term, or any sooner termination, Tenant shall remove all of its personal property, including, without limitation, any wiring or cabling installed in the Premises on or behalf of Tenant, and any alterations and improvements required to be removed pursuant to Section 9.2 below and surrender the Leased Premises in good condition, ordinary wear and tear excepted. Tenant shall repair, at its expense, any damage to the Leased Premises occasioned by its removal of any article of personal property, trade fixtures, furnishings, signs, and improvements including but not limited to repairing the floor, patching holes and painting walls. Notwithstanding the foregoing, Tenant is not obligated the bank vault located in the first floor bank lobby area of the Building.

9. ALTERATIONS AND ADDITIONS.

9.1. Landlord's Consent Required. Tenant shall not make any alterations or additions to the Leased Premises without first procuring Landlord's written consent, which consent shall not be unreasonably withheld. In no event, however, shall Tenant alter the exterior of the Leased Premises or make any change or alteration which would impair the structural soundness of the Building. Upon obtaining such consent, Tenant shall cause the work to be done promptly and in good and workmanlike manner and in accordance with the plans and specifications submitted to and approved by Landlord. Landlord's consent notwithstanding, all work shall be performed in accordance with all applicable building codes and governmental laws, rules and regulations, including, without limitation, the Americans with Disabilities Act. All work done and materials supplied shall be done or supplied only by contractors approved by Landlord, and Landlord shall have the right to grant such approval conditionally or to withdraw the same at any time. Landlord's approval hereunder shall create no responsibility or liability on the part of Landlord for the completeness, design, sufficiency or compliance with all laws, rules and regulations of governmental agencies or authorities regarding the alterations. Any and all alterations or additions to the Leased Premises to be performed by or on behalf of Tenant shall be further subject to the provisions of Section 22.18 below.

9.2. Surrender at End of Lease Term. Any alterations, additions and improvements made by Tenant on the Leased Premises, except Tenant's trade fixtures, shall at once when made become property of Landlord and remain upon and be surrendered with the Leased Premises at the expiration of the Lease Term, unless prior to the termination date Landlord provides written notice to Tenant to remove the same, in which case Tenant shall remove same on or before the expiration of the Lease Term, and repair any damage resulting from such removal.

9.3. Payment for Work. All costs of any such work shall be paid promptly by Tenant so as to avoid the assertion of any mechanic's or materialman's lien. Tenant shall discharge, by bonding, payment or other means, any mechanic's lien filed against the Leased Premises or the Building within thirty (30) days after the receipt of notice thereof, and shall promptly inform Landlord of any such notice. If the lien is not discharged within said thirty (30) day period, Landlord shall have the right, but not the obligation, to discharge said lien by payment, bonding or otherwise, and the costs and expenses to Landlord of obtaining such discharge shall be paid to Landlord by Tenant on demand as additional rent. Whether or not Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work (such percentage, which shall vary depending upon whether or not Tenant orders the work directly from Landlord, to be established on a uniform basis for the Building) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work.

9.4. Protection against Liens. At least five (5) days prior to the commencement of any work on the Leased Premises, Tenant shall notify Landlord of the names and addresses of the persons supplying labor and materials for the proposed work so Landlord may avail itself of the provisions of statutes such as Section 38-22-105 of the Colorado Revised Statutes. During the progress of any such work on the Leased Premises, Landlord or its representatives shall have the right to go upon and inspect the Leased Premises at all reasonable times, and shall have the right to post and keep posted thereon notices such as those provided for by CRS Section 38-22-105 or to take any further action which Landlord may deem to be proper for the protection of Landlord's interest in the Leased Premises.

10. INSURANCE.

10.1. Tenant's Compliance with Landlord's Fire and Casualty Insurance; Landlord’s Insurance. Tenant shall, at Tenant's expense, comply as to the Leased Premises with all insurance company requirements pertaining to the use of the Leased Premises. If Tenant's conduct or use of the Leased Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body. At all time during the Lease Term, Landlord shall keep or cause to be kept; (i) personal injury and property damage liability insurance for the Common Areas, with commercially reasonable limits; and (ii) “All-Risk” property coverage on the Building, in an amount equal to the full replacement value of the Building.

10.2. Tenant’s Insurance. Tenant shall maintain the following coverages in the following:

10.2.1. Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant's operations, assumed liabilities or use of the Leased Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Article 11 of this Lease, (and liquor liability coverage in the event alcoholic beverages are served on the Leased Premises) for limits of liability not less than:

Bodily Injury and Property Damage Liability	$1,000,000 each occurrence $1,000,000 annual aggregate

Personal Injury Liability	$1,000,000 each occurrence $1,000,000 annual aggregate 0% Insured's participation

10.2.2. Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Leased Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Leased Premises or below the floor of the Leased Premises, and (iii) all other improvements, alterations and additions to the Leased Premises, including any improvements, alterations or additions installed at Tenant's request above the ceiling of the Leased Premises or below the floor of the Leased Premises. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.2.3. Workers' compensation insurance as required by law.

10.2.4. Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Leased Premises or to the Building as a result of such perils.

10.2.5. Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, Landlord's lenders, the lessors of a ground or underlying lease with respect to the Real Property and any other party Landlord so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Article 11 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Real Property is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.2.1, 10.2.2, 10.2.4 and 10.2.5 above, have deductible amounts not exceeding $10,000.00. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 16.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

10.3. Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

11. INDEMNITY.

11.1. Indemnification of Landlord. Tenant shall indemnify and hold Landlord harmless from and against any and all losses, claims and damages arising from Tenant's use of the Leased Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant in or about the Leased Premises, and shall further indemnify and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, or arising from any act or negligence of Tenant or any of its agents, contractors or employees, and from and against all costs, attorney's fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Tenant by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense by counsel reasonably satisfactory to Landlord.

11.2. Indemnification of Other Tenants. Tenant shall indemnify and save harmless all other tenants of the Building from any loss or damage caused to the Building owing to the leakage or escape of water, gas or other substances from any pipes, machinery or equipment installed by Tenant within the Building.

11.3. Indemnification of Tenant. Landlord shall indemnify and hold Tenant harmless from and against any and all losses, claims and damages arising from any and all claims arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, or arising from any act or negligence of Landlord or any of its agents, contractors or employees, and from and against all costs, attorney's fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant.

12. DAMAGE, DESTRUCTION AND BUSINESS INTERRUPTION.

12.1. Repair of Damage to Leased Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Leased Premises resulting from fire or any other casualty. If the Leased Premises or any Common Areas of the Building serving or providing access to the Leased Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 12, restore the structural components of the Leased Premises and such Common Areas. Such restoration shall be to substantially the same condition of the structural components of the Leased Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building, or the lessor of a ground or underlying lease with respect to the Real Property and/or the Building, or any other modifications to the Common Areas deemed desirable by Landlord, provided access to the Leased Premises and any common restrooms serving the Leased Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Leased Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.2 above pertaining to all tenant improvements and fixtures in the Leased Premises (but not Tenant's personal property), and Landlord shall repair any injury or damage to the tenant improvements installed in the Leased Premises and shall return such tenant improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Leased Premises or Common Areas necessary to Tenant's occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant's proportionate share of Operating Expenses to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Leased Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied and used by Tenant as a result thereof.

12.2. Landlord's Option to Repair. Notwithstanding the terms of Section 12.1 of this Lease, Landlord may elect not to rebuild and/or restore the Leased Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after Landlord becomes aware of such damage, such notice to include a termination date giving Tenant up to ninety (90) days to vacate the Leased Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Leased Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Real Property and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered by Landlord's insurance policies. In addition, in the event that the Leased Premises or the Building is destroyed or damaged to any substantial extent during the last twenty-four (24) months of the Lease Term, then notwithstanding anything contained in this Article 12, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after Landlord becomes aware of such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of the Lease pursuant to this Section 12.2, Tenant shall pay the Base Rent and additional rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

12.3. Waiver of Statutory Provisions. The provisions of this Lease, including this Article 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Leased Premises, the Building or any other portion of the Real Property, and any statute or regulation of the state in which the Building is located, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Leased Premises, the Building or any other portion of the Real Property.

12.4. Tenant's Responsibilities. There shall be no abatement of rent (except as expressly provided above in Section 12.1) and no liability of Landlord by reason of any injury to or interference with Tenant's business or property arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Leased Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands Landlord will not carry insurance of any kind on Tenant's furniture, furnishings and other personal property, and Landlord shall not be obligated to repair any damage thereto or replace the same. All such property shall be kept, stored and maintained at the sole risk of Tenant.

13. TENANT TAXES.

13.1. Personal Property. Tenant shall pay, prior to delinquency, all taxes, assessments, license fees and public charges levied, assessed or imposed upon or measured by the value of Tenant's business operation, and/or the cost or value of any furniture, fixtures, equipment and other personal property of Tenant at any time situated upon or in the Leased Premises. Tenant shall cause all such personal property to be assessed and billed separately from the real property of Landlord.

13.2. Other Taxes for Which Tenant Is Directly Responsible. In addition, Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord, excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

13.2.1. Said taxes are measured by or reasonably attributable to the cost or value of any leasehold improvements made in or to the Leased Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

13.2.2. Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Leased Premises or any portion of the Real Property;

13.2.3. Said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Leased Premises; or

13.2.4. Said assessments are levied or assessed upon the Real Property or any part thereof or upon Landlord and/or by any governmental authority or entity, and relate to the construction, operation, management, use, alteration or repair of mass transit improvements.

13.3. Increase in Taxes. If at any time during the Lease Term any of Tenant's property is assessed as a part of the Leased Premises, or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed on Tenant's property or other improvements made by Tenant, Tenant shall pay to Landlord upon demand, as additional rent, the amount of any such additional taxes as may be levied against the Building or Real Property by reason thereof.

14. COMMON AREAS.

14.1. Definition. The term "Common Areas" means all areas and facilities outside the Leased Premises provided and designated for the common use and convenience of Tenant and other tenants of the Building, their respective officers, agents, employees, customers and invitees. Common Areas include, but are not limited to, corridors, lobbies, pedestrian sidewalks, stairways, landscaped areas, restrooms on multi-tenant floors, elevators and shipping and receiving areas of the Building.

14.2. Maintenance. Landlord agrees to maintain, operate and repair (or cause others to do so) all Common Areas and to keep same in clean and sightly condition during the Lease Term. The manner in which such areas and facilities shall be maintained and the expenditures therefor shall be at the discretion of Landlord and as to all such Common Areas Landlord shall have the right to adopt and promulgate reasonable rules and regulations from time to time generally applicable to tenants and occupants of the Building and their employees and business invitees. For the purpose of maintenance and repair, or to avoid an involuntary taking, Landlord may temporarily close portions of the Common Areas, and such actions shall not be deemed an eviction of Tenant or a disturbance of Tenant's use of the Leased Premises.

14.3. Tenant's Rights and Obligations. Landlord grants to Tenant, during the Lease Term, the license to use, for the benefit of Tenant and its officers, agents, employees, customers and invitees, in common with others entitled to such use, the Common Areas as they from time to time exist, subject to the rights and privileges of Landlord herein reserved. Tenant shall not at any time interfere with the rights of Landlord and others entitled to use any part of the Common Areas, and shall not store, permanently or temporarily, any materials, supplies or equipment in the Common Areas.

14.4. Changes to Common Area. Landlord shall have the right at any time during the Lease Term to change, alter, remodel, reduce, expand or improve the Common Areas, elevators, drains, pipes, heating and air conditioning apparatus or any other part of the Building, except the Leased Premises, without compensation to Tenant. For such purposes, Landlord or its agents or employees may, if necessary, enter, pass through and work upon the Leased Premises; provided Landlord shall carry out such work diligently and reasonably. If there is a change in the area of the Common Areas as a result of any of the foregoing, Landlord shall cause adjustments in the computation of Operating Expenses as shall be necessary to provide for any such changes.

15. ASSIGNMENT AND SUBLETTING.

15.1. Transfers. Tenant shall not, without the prior written consent of Landlord, voluntarily or by operation of law, assign, sublet, encumber or transfer all or any part of Tenant's interest in this Lease or in the Leased Premises or permit any part of the Leased Premises to be used or occupied by any person other than Tenant, its employees, customers and others having lawful business with Tenant (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). Notwithstanding the foregoing, Tenant may conduct a Transfer, without Landlord’s consent, regarding any of the Leased Premises to an affiliate or subsidiary of Tenant or to any entity currently occupying the Leased Premises as of the date of this Lease. If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include: (i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice; (ii) a description of the portion of the Leased Premises to be transferred (the "Subject Space"); (iii) all of the terms of the proposed Transfer and the consideration thereof, including a calculation of the "Profit Rental," as that term is defined in Section 15.4 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer; and (iv) current financial statements pertaining to the proposed Transferee certified by an officer, partner or owner thereof, and any other information required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and such other information as Landlord may reasonably require.

15.2. Landlord's Consent. Subject to Landlord's rights in Section 15.3 below, Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

(i) The Transferee is of a character or reputation or engaged in business which is not consistent with the quality of the Building;

(ii) The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

(iii) The Transferee is either a governmental agency or instrumentality thereof;

(iv) The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

(v) The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

(vi) The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease;

(vii) The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

(viii) Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (A) occupies space in the Building at the time of the request for consent (B) is negotiating with Landlord to lease space in the Building at such time, or (C) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice.

If Landlord consents to any Transfer pursuant to the terms of this Section 15.2 (and does not exercise any of its rights under Section 15.3 below), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Leased Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 15.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (A) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 15.2, or (B) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 15 (including Landlord's right under Section 15.3 below).

15.3. Landlord's Right to Sublet or Assume. Intentionally deleted.

15.4. Limitation on Profit Rental. In the event Tenant enters into a Transfer, Tenant shall pay to Landlord the Profit Rental, if any, received from the Transferee, as it is received. "Profit Rental" shall be calculated by deducting from the amount received by Tenant from the Transferee on account of the Transfer, the sum of the amounts payable to Landlord by Tenant pursuant to this Lease for the Subject Space which has been Transferred and all costs of Tenant of such Transfer including broker’s fees and commissions, attorney’s fees, tenant finish allowances, and any amounts paid for the use or sale of personal property, equipment, or furniture.

15.5. Continuing Obligations. No Transfer, even with Landlord's consent, shall relieve Tenant of its obligations to pay the Rent and to perform all of the other obligations to be performed by Tenant under this Lease, unless the subtenant or assignee is Landlord pursuant to Section 15.3. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subsequent Transfer, and Tenant shall offer to sublet or assign to Landlord pursuant to Section 15.3 prior to requesting consent for any subsequent Transfer.

15.6. Corporations and Partnerships. A sale by Tenant of all or substantially all of its assets shall constitute a Transfer for purposes of this Lease. If Tenant is a corporation, then any assignment or transfer of this Lease by merger, consolidation or liquidation, or any change in ownership of or power to vote of a majority of its outstanding voting stock shall, in Landlord's reasonable discretion, constitute a Transfer for purposes of this Lease. If Tenant is a partnership, then any change in the identity of the general partners having an aggregate interest in the partnership exceeding fifty percent (50%) shall, in Landlord's reasonable discretion, constitute a Transfer for purposes of this Lease.

16. TENANT'S DEFAULT.

16.1. Definition. The occurrence of any of the following shall constitute a default and breach of this Lease by Tenant:

16.1.1. Any failure by Tenant to pay when due any Rent or any other monetary sums required to be paid hereunder.

16.1.2. Any failure by Tenant to observe and perform any other provisions of this Lease to be observed or performed by Tenant within fifteen (15) days after notice thereof has been provided to Tenant by Landlord, or if performance is not possible within said period, any failure of Tenant to commence performance within said period and to diligently prosecute such performance to completion.

16.1.3. Intentionally creating or permitting to be created a nuisance which shall not be abated within five (5) days after written notice thereof from Landlord.

16.1.4. If Tenant, or any guarantor of Tenant's obligations under this Lease ("Guarantor"), admits in writing that it cannot meet its obligations as they become due; or is declared insolvent according to any law; or assignment of Tenant's or Guarantor's property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or Guarantor or its property; or the interest of Tenant or Guarantor under this Lease is levied on under execution or other legal process; or any petition is filed by or against Tenant or Guarantor to declare Tenant bankrupt or to delay, reduce or modify Tenant's debts or obligations; or any petition is filed or other action taken to reorganize or modify Tenant's or Guarantor's capital structure, if Tenant or Guarantor is a corporation or other entity; any such levy, execution, legal process or petition filed against Tenant or Guarantor shall not constitute a breach of this Lease provided Tenant or Guarantor shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within sixty (60) days from the date of its creation, service or filing.

16.1.5. The taking of this Lease or Tenant's interest therein under writ of execution.

16.2. Interest on Unpaid Sums. If any Rent, or any other monetary sum required to be paid hereunder by Tenant to Landlord, is not paid when due, such sum shall accrue interest from the date due until received at the rate which is the higher of (i) the Interest Rate or (ii) ten percent (10%) per annum.

16.3. Remedies. In the event of any such default or breach by Tenant, Landlord may at any time thereafter, without limiting Landlord in the exercise of any other right or remedy which Landlord may have:

16.3.1. Without terminating this Lease, reenter and attempt to relet or take possession pursuant to legal proceedings and remove all persons and property from the Leased Premises. In such event, Landlord may, from time to time, make such alterations and repairs as may be necessary in order to relet the Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the Lease Term) and at such rental or rentals and upon such other terms and conditions as Landlord, in its sole discretion, may deem advisable. Upon each such reletting, all rentals received by Landlord from such reletting shall be applied: first, to the payment of any costs and expenses of such reletting, including brokerage fees and attorney's fees; second, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied to payment of future rent as the same may become due and payable hereunder. If such rentals received from such reletting during any month be less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the Rent herein reserved. Actions to collect amounts due by Tenant to Landlord as provided in this Section may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of the Lease Term. No such reentry or taking possession of the Leased Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a notice of such intention is given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach. No such alteration of locks or other security devices and no removal or other exercise of dominion by Landlord over Tenant's Property or others at the Leased Premises shall be deemed unauthorized or constitute a conversion of the Leased Premises or the property of Tenant therein or termination of the Lease, Tenant hereby consenting, after any Tenant default, to the aforesaid exercise of dominion over Tenant's property within the Leased Premises. All claims for damages by reason of such reentry and/or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any reentry by Landlord may be pursuant to judgment obtained in forcible detainer proceedings or other legal proceedings or without the necessity for any legal proceedings, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise.

16.3.2. WITHOUT TERMINATING THIS LEASE, DEMAND THAT ALL RENT PAYABLE BY TENANT UNDER THIS LEASE FOR THE REMAINDER OF THE LEASE TERM BE ACCELERATED AND IMMEDIATELY DUE AND OWING WITHOUT DISCOUNT. TENANT FULLY UNDERSTANDS THIS PROVISION AND AGREES TO RENDER PAYMENT OF THE AMOUNTS DESCRIBED IN THIS SECTION 16.3.2 IN FULL IF SO REQUESTED BY LANDLORD.

16.3.3. Terminate this Lease and Tenant's right to possession, in which case Tenant shall immediately surrender possession. In addition to any other remedies which Landlord may have, it shall have the right to recover from Tenant: (i) the amount equal to any unpaid rent which has been earned at the time of such termination; (ii) as liquidated damages for loss of bargain, and not as a penalty, an amount equal to the excess, if any, of the aggregate amount of Rent and other charges which are Tenant's obligation to pay under this Lease for the remainder of the stated term over the aggregate of the then reasonable rental value of the Leased Premises under a lease substantially similar to this Lease for the remainder of the stated term, all of which amounts shall be discounted to present value at the passbook savings rate of U.S. Bank, a national banking association, or its successor, then in effect and shall be immediately due and payable; and (iii) all other damages and expenses which Landlord has sustained because of Tenant's default, including reasonable attorney's fees, the cost of recovering the Leased Premises, brokerage commissions and advertising expenses incurred, and expenses of remodeling the Leased Premises or any portion thereof for a new tenant, whether for the same or a different use and any special concessions made to obtain a new tenant.

16.3.4. If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Leased Premises for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees, to pay Landlord, upon demand, all costs, expenses and disbursements (including reasonable attorneys' fees) incurred by Landlord in taking such remedial action as additional rent.

16.3.5. No receipt of money by Landlord from Tenant after the termination of this Lease as herein provided shall reinstate, continue or extend the Lease Term or operate as a waiver of the right of Landlord to enforce the payment of Rent or other money when due by Tenant, or operate as a waiver of the right of Landlord to recover possession of the Leased Premises by proper remedy.

16.3.6. In addition to any other remedies Landlord may have at law or equity and/or under this Lease, Tenant shall pay upon demand all Landlord's costs, charges and expenses, including fees of counsel, agents and others retained by Landlord, whether or not suit is filed, incurred in connection with the recovery under this Lease or for any other relief against Tenant. In the event Landlord or Tenant shall bring any action against the other, the losing party shall pay the successful party's reasonable attorneys fees and court costs.

16.3.7. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant's part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

16.3.8. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of this Section 16; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 16.3.8 shall survive the expiration or sooner termination of the Lease Term.

16.4. Late Charges. Tenant hereby acknowledges late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Leased Premises. Accordingly, if any Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee when due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree such late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

17. LANDLORD'S DEFAULT.

17.1. Notice to Landlord. Landlord shall in no event be charged with default in the performance of any of its obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (or within such additional time as is reasonably required to correct any such default) after notice to Landlord by Tenant properly specifying wherein Landlord has failed to perform any such obligations.

17.2. Notice to Mortgagee. If the holder of record of the first mortgage covering the Leased Premises shall have given prior notice to Tenant that it is the holder of the first mortgage and such notice includes the address at which notices to such mortgagee are to be sent, then Tenant shall give to the holder of record of such first mortgage notice simultaneously with any notice given to Landlord to correct any default of Landlord as hereinabove provided. The holder of record of such first mortgage shall have the right, within thirty (30) days after receipt of said notice (or within such additional time as is reasonably required) to correct any such default including time to obtain possession of the Leased Premises by foreclosure or other means before Tenant may take any action under this Lease by reason of such default. Any notice of default given Landlord shall be null and void unless simultaneous notice has been given to said first mortgagee.

17.3. Landlord's Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord (including any successor Landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building and Real Property, and neither Landlord, nor any of Landlord's officers, members or partners nor their respective officers, agents, directors or employees shall have any personal liability therefor.

18. CONDEMNATION.

18.1. Effect of Taking. If the Leased Premises or any portion thereof are taken under the power of eminent domain, or sold by Landlord under the threat of the exercise of said power (all of which is herein referred to as "condemnation"), subject to Section 18.4 below, this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever occurs first. If more than twenty-five percent (25%) of the floor area of the Leased Premises is taken by condemnation and as a result thereof, the remaining portion of the Leased Premises is rendered unfit for Tenant's use, then subject to Section 18.4 below, Tenant may, at its option, terminate this Lease as of the date the condemning authority takes possession, by providing Landlord notice in writing of its intent to terminate not later than twenty (20) days after Landlord shall have notified Tenant of the taking. Failure of Tenant to so notify Landlord shall constitute Tenant's agreement to continue the Lease in full force and effect as to the balance of the Leased Premises.

18.2. Rent Reduction. If the Lease is not fully terminated after any taking, then it shall remain in full force and effect as to the portion of the Leased Premises remaining; provided the Rent payable hereunder shall be reduced on an equitable basis, taking into account the relative value of the portion taken as compared to the portion remaining. Landlord shall, at its expense, restore the remaining portion to a complete unit of like quality and character as existed prior to the condemnation.

18.3. Awards. All awards for the taking of any part of the Leased Premises under the power of eminent domain shall be the property of Landlord, whether made as compensation for diminution of value of the leasehold or for the taking of the fee; provided however, that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant and does not diminish the award available to Landlord.

18.4. Temporary Taking. Notwithstanding anything to the contrary contained in this Article 18, in the event of a temporary taking of all or any portion of the Leased Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant's Share of Operating Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of the Rentable Area of the Leased Premises taken bears to the total Rentable Area of the Leased Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

19. SUBORDINATION.

19.1. Mortgages. This Lease shall be subject and subordinate to the liens of any mortgages or deeds of trust and to any ground leases, in any amount or amounts whatsoever now or hereafter placed on or against the land or improvements, or either thereof, of which the Leased Premises are a part, or on or against Landlord's interest or estate therein, without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. This Lease shall be deemed prior to such mortgage or deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage or deed of trust or ground lease.

19.2. Further Instruments. Tenant covenants and agrees to execute and deliver upon demand, without charge therefor, such further instruments evidencing such subordination of this Lease to the lien of any such ground leases, mortgages or deeds of trust as may be required by Landlord. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

20. QUIET ENJOYMENT.

20.1 Quiet Enjoyment. Landlord agrees Tenant, upon paying Rent and other monetary sums due under this Lease and performing the covenants and conditions of this Lease, may quietly have, hold and enjoy the Leased Premises during the Lease Term hereof, subject, however, to the provisions herein referring to subordination and condemnation.

21.  DELAYS.

21.1  Extension of Time. Whenever Landlord shall be delayed or restricted in the performance of any obligation of Landlord herein (including any obligation with respect to the provision of any service or utility or the performance of work or repairs) by reason of Landlord's inability to obtain materials, services or labor required for such performance or by reason of any statute, law or regulation of a governmental entity, or by reason of any other cause beyond Landlord's control, Landlord shall be entitled to extend the time for such performance by a time equal to the extent of the delay or restriction, and Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby.

22.  GENERAL PROVISIONS.

22.1 Estoppel Certificates. Tenant shall, at any time, upon not less than ten (10) days written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing (a) certifying this Lease is unmodified and in full force and effect (or if modified, stating the nature of the modification) and the date to which the Rent and Operating Expenses are paid in advance, (b) acknowledging there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder or specifying such default if any exist, and (c) containing such other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee or buyer. If Tenant fails to execute and deliver such statement within ten (10) days, it shall be deemed conclusively to have acknowledged the accuracy of the matter set forth in Landlord's statement.

22.2 Transfer of Landlord's Interest. In the event of a sale or conveyance voluntarily or involuntarily by Landlord of Landlord's interest in the Leased Premises, Landlord shall be relieved from and after the date of such transfer of all liability accruing thereafter on the part of Landlord; provided any funds in the hands of Landlord at the time of transfer in which Tenant has an interest shall be delivered to the successor of Landlord. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the transferee.

22.3 Captions. Article and paragraph captions are for convenience only and are not a part of this Lease and shall not be used for interpretation or construction of this Lease.

22.4 Time of Essence. Time is of the essence hereof.

22.5 Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

22.6 Modifications for Mortgagee. In the event any lending institution with whom Landlord has negotiated or shall hereafter negotiate for interim or permanent financing for the Building shall require a modification of this Lease as a condition to providing such financing, Landlord shall promptly provide written notice of the requirement to Tenant. If Tenant fails or refuses to make such modification within thirty (30) days after such notice, this Lease may be terminated by Landlord at any time prior to the date on which the Lease Term commences. Provided, however, Tenant shall not be required to make any modifications which materially alters its rights and responsibilities under this Lease.

22.7 Entire Agreement. This Lease, along with any exhibits or attachments hereto, constitutes the entire agreement between the parties relative to the Leased Premises and there are no oral agreements or representations between the parties with respect to the subject matter hereof. This Lease supersedes and cancels all prior agreements and understandings with respect to the subject matter hereof. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification.

22.8 Recording. This Lease shall not be recorded and any recordation shall be a breach under this Lease.

22.9 Waiver. The waiver by Landlord of the breach of any provision herein shall not be deemed a waiver of such provision. Acceptance by Landlord of any performance by Tenant after the time the same shall have become due shall not constitute a waiver by Landlord of the breach or default of any covenant, term or condition unless otherwise expressly agreed to by Landlord in writing.

22.10 Binding Effect; Choice of Law. Subject to any provisions hereof restricting assigning or subletting by Tenant and subject to the provisions for the transfer of Landlord's interest, this Lease shall bind the parties, their successors and assigns. This Lease shall be governed by the laws of the State of Colorado.

22.11 Holding Over. If Tenant remains in possession of all or any part of the Leased Premises after the expiration of the Lease Term hereof, with or without the consent of Landlord, such tenancy shall be from month-to-month only, and not a renewal hereof or an extension for any further term, on the same terms and conditions as provided herein, except only as to the Lease Term; provided, however, during such period as a tenant from month-to-month, Tenant shall pay Base Rent at double the rate payable for the month immediately preceding the date of termination of this Lease and, in addition, Tenant shall reimburse Landlord for all damages (consequential as well as direct) sustained by it by reason of Tenant's occupying the Leased Premises past the termination date.

22.12 Entry by Landlord. Landlord and its agents shall have the right to enter the Leased Premises at all reasonable times for the purpose of examining or inspecting the same, to supply janitorial services and any other services to be provided by Landlord or Tenant hereunder, to show the same to prospective purchasers of the Building and make such alterations, repairs, improvements or additions to the Leased Premises or to the Building of which they are a part as Landlord may deem necessary or desirable. Tenant shall permit Landlord to show the Leased Premises to prospective tenants during the last six (6) months of the Lease Term hereof or any renewal thereof. If Tenant shall not be personally present to open and permit an entry into the Leased Premises at any time when such entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of master key without liability to Tenant except for any failure to exercise due care for Tenant's property, and without affecting this Lease. If, during the last month of the Lease Term hereof, Tenant shall have removed substantially all of its property from the Leased Premises, Landlord may immediately enter and alter, renovate and redecorate the Leased Premises without elimination or abatement of rent or incurring liability to Tenant for any compensation.

22.13 Corporate Authority. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and this Lease is binding upon said corporation in accordance with its terms.

22.14 Notices. All notices or demands of every kind required or desired to be given by Landlord or Tenant hereunder shall be in writing and shall be deemed delivered forty-eight (48) hours after depositing the notice or demand in the United States mail, certified or registered, postage prepaid, addressed to the Landlord or Tenant at the address set forth in Sections 3 and 5, respectively, of the Summary, or at such other place as such party may designate from time to time.

22.15 Real Estate Broker. Tenant and Landlord represent to each other that Tenant and Landlord, respectively, have dealt directly and only with the real estate brokers or agents specified in Section 12 of the Summary as brokers ("Brokers") in connection with this Lease, and insofar as Tenant or Landlord respectively know, no other broker negotiated or participated in the negotiations of this Lease, or submitted or showed the Leased Premises, or is entitled to any commission in connection herewith. Tenant and Landlord each agree to indemnify and defend Landlord and Tenant, respectively, against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of Tenant's or Landlord’s, respectively, dealings with any real estate broker or agent other than the Brokers.

22.16 Signage Rights. Throughout the term of this Lease, Tenant shall, at its expense, be entitled to install, modify, remove, expand and maintain: (i) any existing signs on any sides of the Building and at any level of the Building; and (ii) any new signs on any sides of the Building and at any level of the Building. No other external signage shall appear on the Building. In addition, Tenant shall have the right to name the Building and can use that name throughout the term of the Lease. All such Tenant signage shall be designed, fabricated, constructed, installed, maintained, and removed at Tenant's sole cost and expense. Tenant shall be responsible for removing such external signage within ninety (90) days from the date of termination of this Lease. Such signage rights shall be personal to Tenant. Landlord shall be obligated to place a sign, at Landlord's expense, used to identify Tenant's business names, in the exterior doorway or walls of the Premises. Landlord shall provide space on the Building directory on the ground floor lobby of the Building for a listing identifying Tenant's name and suite number.

22.17 Asbestos Disclosure. Landlord has advised Tenant that there is asbestos-containing material ("ACM") in the Building which consists of non-friable floor tile, mastic and fireproofing. Such ACM exists behind hard barriers, thus, it will not be accessible to tenants and other occupants of the Building. Attached hereto as Exhibit F is a Notice Concerning Asbestos in the Building. Tenant acknowledges that any construction, remodeling, replacement, maintenance, repair, alterations or other work at the Building, including but not limited to, major alterations, drilling or boring holes, installing electrical, telecommunications or computer lines, sanding floors and removing ceiling tiles could disturb the remaining ACM and possibly release asbestos fibers into the air. Tenant shall not cause or permit any such work in or on the Building (including, without limitation, any alterations, additions or other work to the Leased Premises pursuant to the provisions of Article 9 of this Lease) without the prior written consent of Landlord, and the granting of Landlord’s consent shall be conditioned upon, among other things, Landlord’s approval of the contractor who Tenant causes or permits to perform such work and Landlord’s receipt of an Asbestos Notification and Disturbance Agreement executed by such Landlord-approved contractor in the form attached hereto as Exhibit G.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT :	UNITED WESTERN BANK,
a federally chartered savings bank
By: /s/William D. Snider
Name: William D. Snider
Title: Vice Chairman

LANDLORD:	700 17TH STREET OPERATING LLC,
a Delaware limited liability company doing business in Colorado as 700 17th Street Colorado Operating Company

By: /s/Kenneth Grant
Kenneth Grant, Manager

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (the "Summary") is hereby incorporated by reference into and made a part of the attached Office Lease. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any initially capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE (References are to the Office Lease)	DESCRIPTION

1. Dated as of:	October 1, 2006

2. Landlord:	700 17th Street Operating LLC, a Delaware limited liability company doing business in Colorado as 700 17th Street Colorado Operating Company

3. Address of Landlord:	c/o Frederick Ross Company, 717 17th Street, Suite 2000, Denver, CO 80202, Attn: Paul Farabaugh

4. Tenant:	United Western Bank, a federally chartered savings bank

5. Address of Tenant:	700 17th Street Suite 2100 Denver, CO 80202 Attention: Patrick Howard

6. Leased Premises (Article 1):

6.1 Leased Premises:	Suites 100, 200, 500, 925,1550, 1950 and 2250, containing approximately 35,340 square feet of Rentable Area located within the Building as set forth in Exhibit B attached hereto.

6.2 Building:	The Leased Premises are located in the "Building" whose address is 700 17th Street, Denver, Colorado 80202.

7. Term (Article 2):

7.1 Lease Term:	Ten (10) years.

7.2 Commencement Date:	October 1, 2006

7.3 Expiration Date:	The last day of the month which is ten (10) years after the Commencement Date.

8. Base Rent (Article 3):

YEAR OF LEASE TERM	ANNUAL BASE RENT	MONTHLY INSTALLMENT OF BASE RENT	ANNUAL BASE RENTAL PER SQUARE FOOT OF RENTABLE AREA OF THE LEASED PREMISES

1	$742,140.00	$61,845.00	$21.00
2	$768,645.00	$64,053.75	$21.75
3	$795,150.00	$66,262.50	$22.50
4	$821,655.00	$68,471.25	$23.25
5	$848,160.00	$70,680.00	$24.00
6	$874,665.00	$72,888.75	$24.75
7	$901,170.00	$75,097.50	$25.50
8	$927,675.00	$77,306.25	$26.25
9	$954,180.00	$79,515.00	$27.00
10	$980,685.00	$81,723.75	$27.75

9. Tenant's Share (Section 6.1):	19.35% (35,340 square feet of Rentable Area within the Leased Premises/182,623 square feet of Rentable Area within the Building).

10. Base Year (Section 6.2.1):	Calendar year 2006.

11. Brokers (Section 22.15):	None.

12. Option to Extend (Extension Option Rider):	Tenant has two (2) option(s) to extend the Lease Term for a period of five (5) years each.